
                                        Exhibit 11


                                   WVS Financial Corp.
                      Statement Re Computation of Per Share Earnings


                                                                   Three Months Ended
                                                                      September 30,
                                                                 1997             1996
                                                              ----------      -----------
Weighted average common shares outstanding .............       1,747,726        1,736,830

Average unearned ESOP shares ...........................         (43,906)         (57,677)

Common stock equivalents (stock options) ...............          69,850           62,842
                                                               ---------       ----------
Weighted average common shares and common stock
equivalents used to calculate primary earnings per share       1,773,670        1,741,995


Additional common stock equivalents (stock options)
used to calculate fully diluted earnings per share .....           2,716            1,943
                                                               ---------       ----------

Weighted average common shares and common stock
equivalents used to calculate fully diluted earnings
per share ..............................................       1,776,386        1,743,938
                                                             ===========      ===========


Net income .............................................     $   934,692      $   250,258
                                                             ===========      ===========

Earnings per share:
   Primary .............................................     $      0.53      $      0.14
   Fully diluted .......................................     $      0.53      $      0.14